Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 6, 2013 (except as to the third paragraph of Note 1, as to which the date is September 30, 2013) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-190616) and related Prospectus of Chegg, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California

October 24, 2013